Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Silicon Manufacturing Partners Pte Ltd:
We consent to the incorporation by reference in the registration statements (No. 333-56878 and No. 333-155774) on Form F-3 and the registration statements (No. 333-63814, No. 333-63816, No. 333-89849, No. 333-116844 and No. 333-145081) on Form S-8 of Chartered Semiconductor Manufacturing Ltd of our report dated February 27, 2009, with respect to the balance sheets of Silicon Manufacturing Partners Pte Ltd as of December 31, 2007 and 2008, and the related statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the twelve-month periods ended December 31, 2006 and 2007, and the year ended December 31, 2008, which report appears in the Annual Report on Form 20-F of Chartered Semiconductor Manufacturing Ltd dated February 27, 2009.
/s/ KPMG LLP
Singapore
February 27, 2009